EXHIBIT 99.1

(CHROMA VISION LOGO)

NEWS RELEASE for October 23, 2003 at 7:30 AM EDT

Investors:	ChromaVision Medical Systems, Inc.:
Matt Clawson Allen & Caron, Inc. 949-474-4300	Stephen T. D. Dixon Executive Vice President & CFO (888) 443-3310

CHROMAVISION REPORTS 2003 THIRD QUARTER, NINE MONTH RESULTS

Quarterly Revenues Rise 18% Over Prior Year Period

SAN JUAN CAPISTRANO, Calif. (October 23, 2003) — ChromaVision Medical Systems, Inc. (Nasdaq: CVSN), the leading provider of automated cell-imaging systems and manufacturer of the ACIS digital microscope system, today reported total revenue of $3.1 million for the third quarter ended September 30, 2003, an 18 percent increase over the prior year’s third quarter revenue of $2.6 million. For the third quarter, fee-per-use revenue (revenue excluding system sales) increased 21 percent to $2.8 million from $2.3 million recorded in the 2002 corresponding period. The net loss attributable to common stock for the 2003 third quarter was $2.2 million or $0.06 loss per share, a 56 percent reduction from the $5.0 million or $0.18 loss per share in the 2002 third quarter.

     The loss for this year’s third quarter was impacted by charges related to the company’s previously announced workforce reduction and a related employee retention program in the amount of $700,000. The loss reported in the 2002 third quarter included an approximately $0.11 per share charge to earnings, or $3.0 million, for accretion and dividends related to the company’s retired preferred stock. The cash balance at September 30, 2003 was $2.7 million.

     Per-use revenues for the third quarter of 2003 were the result of 255 systems billing at the end of the quarter, comprised of 157 full ACIS systems and 98 remote workstations. This is an increase of nine systems compared to this year’s second quarter. Revenue per unit for the third quarter was $4,750 and $2,320 for ACIS and remote workstations, respectively.

     Revenues for the nine months ended September 30, 2003 grew to $8.8 million from $6.6 million for the same period in 2002. Net loss attributable to common stock for the nine months ended September 30, 2003 was $6.5 million, or $0.18 per share, compared to a net loss of $11.6 million, or $0.50 per share, for the nine months of 2002. Net loss before accretion and dividends of redeemable, convertible preferred stock was $7.2 million, or $0.31 per share, for the nine months of 2002. There were no charges for accretion and dividends related to preferred stock in 2003.

     Michael G. Schneider, Executive Vice President and COO, said, “In the midst of the uncertainty that has been created by the previously announced changes for Medicare reimbursement related to image analysis, we have worked diligently to communicate with our customers, serve their needs, and maintain our core business. The fact that we have been able to increase our count of customers during this timeframe is testimony to the confidence our customers have in the quality and medical necessity of ChromaVision products and services. Looking ahead, we continue to work to make sure that reimbursement levels will accurately reflect the value that our imaging technology brings to the healthcare system while evaluating our business model to insure that we are prepared to be successful under any of a variety of potential rate outcomes.”

     Stephen T. D. Dixon, Executive V. P. and CFO added, “We have achieved in a very short span of time the cost and operational improvements that were intended in our August workforce reduction. We have cut our losses substantially and look forward to the impact that this more efficient cost structure will provide for future results of operation.”

MORE-MORE-MORE

CHROMAVISION REPORTS 2003 THIRD QUARTER, NINE MONTH RESULTS
Page 2-2-2

Conference Call & Webcast
     The company will host a conference call and live webcast at 11:30 a.m. (Eastern) today to discuss and review results of operations. Interested participants may access the live webcast through the company’s website (www.chromavision.com). Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call for approximately 30 days.

About ChromaVision Medical Systems, Inc.
     ChromaVision Medical Systems, Inc., develops innovative medical systems to improve anatomic pathology diagnostics through accuracy, standardization and quantitation. ChromaVision’s ACIS® (pronounced ã -sis) or automated cellular imaging system is a unique patented technology that detects, counts and classifies cells of clinical interest based on color, size and shape to assist pathologists in making critical medical decisions. Peer-reviewed clinical data and publications have demonstrated that the ACIS digital microscope and proprietary software can considerably improve accuracy and consistency over other methods of laboratory testing. ChromaVision’s mission is to improve the quality and reduce the cost of patient care, and speed drug discovery. Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe have adopted the company’s technology.

     ChromaVision and ACIS are registered trademarks of ChromaVision . For more information, visit www.chromavision.com.

     ChromaVision, based in San Juan Capistrano, Calif., is a majority owned subsidiary of Safeguard Scientifics (NYSE: SFE). Safeguard Scientifics, Inc. is an operating company creating long-term value by taking controlling interest in and developing its companies through superior operations and management. Safeguard operates businesses that provide business decision and life science software-based product and service solutions. For more information, visit www.safeguard.com.

The statements contained herein regarding ChromaVision Medical Systems, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, the performance and acceptance of the Company’s system in the market place, the Company’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests performed using the Company’s system, the ability to obtain additional financing for its business on favorable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system. Recent experience with respect to ACIS placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

-Tables to Follow-

CHROMAVISION REPORTS 2003 THIRD QUARTER, NINE MONTH RESULTS
Page 3-3-3

ChromaVision Medical Systems, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenues:
Per Click and Other	$2,826,639	$2,345,083	$8,129,807	$6,210,131
System Sales	252,500	264,070	655,948	383,423

Total Revenue	3,079,139	2,609,153	8,785,755	6,593,554
Cost of revenue	970,144	756,587	2,687,309	2,024,001

Gross profit	$2,108,995	$1,852,566	$6,098,446	$4,569,553
Gross profit %	68%	71%	69%	69%
Expenses:
Selling, general and administrative	3,115,540	2,605,867	8,980,712	8,041,508
Research and development	1,170,789	1,251,903	3,635,821	3,822,870

Total operating expenses	$4,286,329	$3,857,770	$12,616,533	$11,864,378
Other income	(14,952)	24,723	(9,797)	61,012

Net loss	$(2,192,286)	$(1,980,481)	$(6,527,884)	$(7,233,813)

Accretion and dividends of redeemable, convertible pref stock	—	(2,998,346)	—	(4,367,694)

Net loss attributable to common stock	$(2,192,286)	$(4,978,827)	$(6,527,884)	$(11,601,507)

Net loss per common share:
Basic	$(0.06)	$(0.18)	$(0.18)	$(0.50)
Diluted	$(0.06)	$(0.18)	$(0.18)	$(0.50)

Weighted average number of common shares outstanding	37,820,840	28,044,761	36,650,081	23,043,709

MORE-MORE-MORE

CHROMAVISION REPORTS 2003 THIRD QUARTER, NINE MONTH RESULTS
Page 4-4-4

ChromaVision Medical Systems, Inc.
Condensed Consolidated Balance Sheets

	September 30,	Dec 31,
	2003	2002

Cash and cash equivalents	$2,696,568	$2,810,313
PP&E, net	5,605,071	4,760,499
Accounts receivable, net	2,610,280	2,355,421
All other assets, net	1,252,188	926,723

Total assets	$12,164,107	$10,852,956

Total Liabilities	$5,465,779	$2,692,936
Stockholders’ equity	6,698,328	8,160,020

Total current liabilities and stockholders’ equity	$12,164,107	$10,852,956

####